THOMPSON HINE
ATLANTA CINCINNATI COLUMBUS NEW YORK
BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

January 26, 2007

Via Facsimile: 215-567-6081

Briggs, Bunting & Dougherty, LLP
Two Penn Center Plaza, Suite 820
Philadelphia, PA 19102-1732

Re: StockCar Stocks Index Fund

Ladies and Gentlemen:

By email request dated January 24, 2007, Marc A. Fisher of Briggs, Bunting & Dougherty, LLP, has requested us to "update" our audit inquiry response to you dated October 24, 2006 (the "Response") in connection with the filing of a post-effective amendment on behalf of StockCar Stocks Index Fund (the "Fund"), a series of StockCar Stocks Mutual Fund, Inc. (the "Company"). As authorized pursuant to the audit inquiry letter dated October 2, 2006 from Allan Westcott, President of the Company, we confirm to you that the statements made by us in our Response supplying information to you respecting the Fund continue to be correct.

The information set forth herein is as of January 25, 2007, the date on which we commenced our internal review procedures for the purpose of preparing this response, and we disclaim any undertaking to advise you of changes that thereafter may be brought to our attention.

The information set forth herein is provided solely for your information, and is not to be communicated to or relied upon by any other person or organization without our prior written authorization. We call your attention to the fact that the Company has advised us that it does not intend that either its request that we furnish you with certain information or this response to that request be construed in any way to constitute a waiver of the attorney-client privilege or of the doctrines protecting attorney work product.

Very truly yours,

Thompson Hine LLP

THOMPSON HINE LLP

DSM:JDC:LFS:des

cc: Mr. Allan Westcott, President

THOMPSON HINE LLP
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